Exhibit 10.1
SECOND AMENDMENT TO THE
TRIUMPH BANCORP, INC.
2014 OMNIBUS INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Amendment”) to the Triumph Bancorp, Inc. Omnibus Incentive Plan (the “Plan”), is made effective as of March 16, 2021 (the “Amendment Effective Date”), by Triumph Bancorp, Inc. (the “Company”), subject to approval by the Company’s stockholders.
W I T N E S S E T H:
WHEREAS, Section 11(c) of the Plan provides that the Compensation Committee of the Company’s board of directors (the “Committee”) may amend the Plan, subject to the approval of the Company’s stockholders if such approval is required by the listing standards of the NASDAQ;
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to, among other things, increase the total number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) reserved for delivery with respect to awards under the Plan in order to ensure that sufficient shares of Common Stock are available for future awards and to extend the term of the Plan; and
WHEREAS, the Committee now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders.
NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.	The first two sentences of Clause (a) of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

(a)
Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 2,450,000 Shares. Subject to the provisions of Section 3(c) (relating to adjustments upon changes in capital structure and other corporate transactions), the maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 2,450,000 Shares.

2.	Clause (d) of Section 6 of the Plan is hereby deleted in its entirety and replaced with the following:

(d)
Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Shares of Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends; provided however, any dividends or dividend equivalents on Shares of Restricted Stock shall subject to the same time and/or performance-based vesting conditions applicable to the underlying Award and paid, if vested, at the same time as the underlying Award.

3.	Clause (b) of Section 11 of the Plan is hereby deleted in its entirety and replaced with the following:

(b)	Termination. The Plan will terminate on March 16, 2031. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.”